Exhibit 10.2

American Doctors Online, Inc.

200 Mill Road, Suite 350

Fairhaven, MA  02719

Brian G. Lane October 8, 2013

22 Beaver Dam Road

Killingworth, CT, 06419

Dear Brian:

American Doctors Online, Inc. (the “Company) would like to memorialize and confirm the status of your employment, compensation and other matters as Chief Executive Officer of the Company. As you are aware the board of directors of the Company has agreed to issue you shares of common stock in exchange for the cancellation of options to purchase shares of common stock you were granted pursuant to your employment agreement (the “Initial Employment Agreement”). The Company will promptly recommend to the Board to confirm and authorize the issuance of two million (2,000,000) shares of common stock. The company would also like to extend the terms of your contract through December 31, 2013 with the same salary and health benefits as stated in the Initial Employment Agreement.

Additionally, the Company will immediately begin negotiations with you regarding your continued employment as CEO of the company. We expect your base annual salary to be $250,000. The agreement will also include participation in any equity plans, health benefits (family), vacation terms as well as other matters that we will negotiate in good faith.

Please confirm and acknowledge the above by signing below.